Exhibit 10.6

CONSULTING AGREEMENT

THIS AGREEMENT is dated effective                          , 2025 (the “Effective Date”).

AMONG:

Lannister Mining Corp. a company incorporated under the laws of British Columbia and having an office at 1055 West Georgia Street, Suite 1500, Vancouver, British Columbia V6E 4N7

(the “Company”)

AND:

(the “Consultant”)

WHEREAS:

(A)  The Company wishes to retain the Consultant to provide the Company with management consulting services, and the Consultant has agreed to provide such services to the Company pursuant to the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant (each, a “Party” and, together, the “Parties”) agree as follows:

Article 1
APPOINTMENT OF THE CONSULTANT

1.1  Appointment of Consultant

The Company hereby retains the Consultant to provide the Company with the following capital services (the “Services”):

(a)	introducing the Company to prospective investors and counterparties;

(b)	advising on capital structuring, investor presentation and preparation of financial modelling;

(c)	advising on strategic financing alternatives and positioning of the Company;

(d)	advising on the financial aspects of any financings, mergers, acquisitions, and any other such strategic transactions contemplated by the Company; and

(e)	such other financial advisory and investment banking services as are customary and mutually agreed upon between the Parties.

(f)	Advising and managing technical personnel on all exploration efforts to advance the Project and create more shareholder value;

(g)	Establishing and monitoring technical milestones and achievements to advance the Company and Project, and;

(h)	On a best efforts basis, based on results and financial support, advancing the Project to a production scenario.

1.2  Independent Consultant

In providing the Services hereunder, the Consultant will be an independent contractor and not an employee or agent of the Company, except that the Consultant will be an agent of the Company solely in circumstances where the Consultant must be the agent to carry out its obligations as set forth in this Agreement. The Consultant hereby acknowledges that the Company is not required, and will not be required, to make any remittances and payments required of employers by statute on the Consultant’s behalf, nor will the Consultant or any of its agents or employees be entitled to the fringe benefits provided by the Company to its employees, if any. The Consultant agrees that it will be required to file corporate and/or individual tax returns and to pay taxes in accordance with all provisions of applicable federal and provincial laws.

1.3  Non-Exclusivity

The Company acknowledges that this Agreement is not exclusive. The Consultant will not be precluded from acting in a function similar to that contemplated under this Agreement or in any other capacity for any other individual or entity, provided that such action does not prevent the Consultant from providing the Services or fulfilling its obligations pursuant to this Agreement.

Article 2
COMPENSATION AND EXPENSES

2.1  Compensation

As compensation for carrying out the Services, the Company agrees to:

(a)	pay to the Consultant the work fee of US$ per month, plus GST (the “Consulting Fee”), subject to adjustments set out below in Section, during the Term (defined below), to be paid within 15 days of the end of each calendar month;

(b)	Upon execution of this Agreement, the Consultant shall be entitled to receive certain equity compensation, to be determined by the compensation committee and the board of directors of the Company (the “Equity Compensation”) per year, on the terms and conditions and subject to the restrictions set forth in the Lannister Mining Corp. 2025 Equity Incentive Plan, as the same may be amended from time to time (the “Plan”). Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan. The Parties hereby agree that to the extent permitted by the Plan, in event the Company effects one or more share consolidation of its common shares, the number of shares underlying the Restricted Share Award and the exercise price per share of the Share Option shall be adjusted in proportion to the reverse share split ratio. In the event that the Consultant works less than a full year, the Company shall only be obligated to pay the pro rata portion of such Equity Compensation to the Consultant for his or her services performed during such year. Furthermore, the vesting of the Equity Compensation shall not accelerate in the event the Consultant works less than a full year.

(c)	in the event that the Company completes any financing transaction (a “Financing Transaction”) negotiated or completed during the term of this Agreement or completed during the 12 month period following the termination of this Agreement, pay the Consultant on the closing of each Financing Transaction:

i.	a cash fee equal to in respect of investors who were introduced or sourced, directly or indirectly, by the Consultant, 6.0% of the gross proceeds of any capital raised in connection with the Financing Transaction; and

ii.	warrants to purchase such number of shares, indebtedness or convertible securities of the Company issued as part of such Financing Transaction equal to, in respect of investors who were introduced or sourced, directly or indirectly, by the Consultant, 2.0% of the aggregate number of shares, indebtedness or convertible securities issued under the Financing Transaction at the issue price per security under the Financing Transaction, such warrants exercisable for a period of two (2) years from the date of the closing of the Financing Transaction, which cash fee and warrants shall be payable forthwith upon completion of any Financing Transaction.

All cash payments shall be paid by certified cheque or wire deposit as instructed by the Consultant.

For the purposes hereof:

(a)	“M&A Transaction” means, whether effected in one transaction or a series of transactions: (a) any proposal to acquire control (as defined below) of the Company by way of an offer to acquire outstanding shares of the Company, (b) a sale of all or substantially all of the Company’s assets or a transaction involving all or substantially all of the assets of the Company, by way of a negotiated purchase, lease, license, exchange, joint venture, or other means, (c) any merger, amalgamation, consolidation, plan of arrangement, reorganization or other business combination pursuant to which the assets and business of the Company are combined with those of any third party, (d) the issue by the Company to one or more other persons of securities of the Company in numbers sufficient to constitute an acquisition of control of the Company, or (e) any acquisition of control of the Company, other than as contemplated by any of the foregoing paragraphs (a) to (d), inclusive, any (f) any acquisition of a business or division of a business by the Company, whether by way of an asset sale, share sale, joint venture or otherwise; and

(b)	“Transaction Value” of a transaction shall mean the total fair market value of all consideration, including cash, securities, property and any other form of non-cash consideration, paid to the Company (including and its subsidiaries and affiliates) and/or the shareholders of the Company in the case of a Transaction in which the Company is acquired by a third party plus total long-term debt of the Company and its subsidiaries and affiliates assumed in the Transaction. If securities are issued or are to be issued as all or part of the consideration, the Transaction Value shall include the fair market value of the securities issued or to be issued, provided that the value of any publicly-traded securities or any securities convertible or exercisable into publicly-traded securities being or being based on the weighted average value of all trades of such publicly-traded securities or the publicly-traded securities into which such securities are convertible or exercisable on the stock exchange on which such publicly-traded securities trade during the 20 trading days prior to the date of the first public announcement of the Transaction, and, with respect to the value of any convertible securities, using the (i) the applicable United States exchange rules; or (ii) Black-Scholes methodology employing 20 day historical volatility and the three month Government of Canada Treasury Bill yield as the risk free rate.

2.2  Expenses

(a)	The Company will reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in performing the Services hereunder, including travel expenses and legal expenses, if all such expenses have been pre-approved, in writing, by the Company and the Consultant has provided the Company with proof of its expenditure.

(b)	The Consultant will, on or before the last day of each calendar month during the Term, or as soon as practicable thereafter, provide to the Company an itemized statement and accounting for the previous calendar month, together with such supporting documents as and when the Company may reasonably require, of all expenses which the Company is obligated by this Agreement to reimburse. The Company agrees to reimburse the Consultant for such expenses directly on a timely basis.

Article 3
DURATION, TERMINATION AND DEFAULT

3.1  Term

This Agreement will become effective as of the Effective Date and will remain in force for a term of 12 months (the “Initial Term”), after which, upon the mutual agreement of the Parties, the term of this Agreement will continue on a month-to-month basis, until terminated in accordance with Article 3.2 of this Agreement (with the entire term of this Agreement prior to any termination hereof being, the “Term”).

3.2  Termination

This Agreement may be terminated:

(a)	during the Initial Term or any Extension Period, only by written mutual agreement of the Parties; or

(b)	otherwise, this Agreement may be terminated by the Consultant giving the Company 30 business days’ prior written notice of such termination or by the Company giving the Consultant 30 business days’ prior written notice of such termination.

Sections 1.2, 1.3, 2, 3, 6, 8, 9 and 10 of this Agreement shall survive the termination or purported termination of this Agreement, any withdrawal or termination or decision not to proceed with any Financing Transaction or any M&A Transaction or the completion of the engagement of the Consultant hereunder.

3.3  Payments on Termination

Upon termination of this Agreement under Article 3.2:

(a)	the Consultant will promptly deliver to the Company a final accounting, reflecting the balance of Consulting Fees owed to the Consultant and expenses incurred on behalf of the Company by the Consultant pursuant to the terms of this Agreement as of the date of termination; and

(b)	the Company will pay to the Consultant, within 15 calendar days of the date of termination, all sums due and payable to the Consultant under this Agreement to the date of termination.

Article 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CONSULTANT

The Consultant represents, warrants and covenants to and with the Company as follows:

(a)	the Consultant has duly executed and delivered this Agreement and this Agreement constitutes a valid obligation of the Consultant, legally binding upon the Consultant and enforceable in accordance with its terms subject to such limitations and prohibitions in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and interests of creditors, generally;

(b)	the Consultant has all business and professional licenses, registrations and permits necessary to provide the Services in accordance with this Agreement and otherwise to perform its obligations hereunder;

(c)	the Consultant is an “accredited investor” as defined in National Instrument 45-106 – Prospectus Exemptions;

(d)	any stock options or other securities of the Company to be issued by the Company to the Consultant hereunder will be acquired by the Consultant as principal, and not for the account or benefit of any other person;

(e)	the Consultant shall perform the Services in material compliance with all Applicable Securities Laws in the jurisdictions in which it is carrying out activities in respect of the Services. For purposes of this Agreement, “Applicable Securities Laws” means, collectively, the policies of the NYSE American (the “Exchange”) and the applicable securities laws, regulations, rules, instruments, rulings, orders and notices of the applicable jurisdictions, and the applicable policy statements issued by the securities regulators or regulatory authorities in the applicable jurisdictions and the securities legislation, rules, regulations and published policies of each other jurisdiction in which the Consultant conducts activities in connection with the Services;

(f)	the Consultant will not, without the prior written consent of the Company, distribute or otherwise make available any materials, or make any representations about the Company, its business or its prospects, other than materials specifically provided by the Company to the Consultant for such purpose or the Company’s publicly available filings on SEDAR (if applicable) and EDGAR;

(g)	the Consultant will not knowingly make any untrue statement of any material fact regarding the Company, nor knowingly omit to state any material fact required to be stated or necessary to make any statement by the Consultant regarding the Company not misleading;

(h)	the Consultant agrees that the representations and warranties of the Consultant herein will be true and correct as of the Effective Date and shall survive all terms of this Agreement; and

(i)	the Consultant makes the representations and warranties set forth in this Article 4 understanding that the Company believes them to be true and knowing that the Company relies on their veracity, such reliance, if to the Company’s detriment, shall constitute a cause of action in law or equity by the Company against the Consultant, the entitlement to which the Company reserves.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Consultant, as follows:

(a)	the Company has duly executed and delivered this Agreement and this Agreement constitutes a valid obligation of the Company, legally binding upon the Company and enforceable in accordance with its terms subject to such limitations and prohibitions in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and interests of creditors, generally;

(b)	the Company has been duly incorporated and organized and is a valid and subsisting company under the laws of British Columbia, and is duly qualified to carry on business in Canada and in each other jurisdiction, if any, wherein the carrying out of the activities contemplated makes such qualification necessary;

(c)	with the exception of forecasts, projections or estimates referred to below, all information and other data relating to the Company furnished by or on behalf of the Company to the Consultant is, or, in the case of historical information, was at the date of preparation, and all information provided to the Consultant after the Effective Date shall, to the best of the Company’s knowledge, be true, accurate, complete and correct in all material respects, and does not, did not and will not, as the case may be, contain a Misrepresentation (defined below);

(d)	any projections and forecasts relating to the Company provided by or on behalf of the Company to the Consultant have been, and any such projections and forecasts prepared after the Effective Date will be, prepared in good faith with the assistance of competent professional advisors and are based upon assumptions which, in light of the circumstances under which they are made, are reasonable;

(e)	the Company is not aware of any undisclosed material facts or information that could materially impact upon any of the Company’s projections and forecasts;

(f)	the Company has filed all forms, reports, documents and information required to be filed by it, whether pursuant to Applicable Securities Laws or otherwise, with the Exchange or the applicable regulatory authorities (the “Disclosure Documents”);

(g)	at the time the Disclosure Documents were filed with the applicable securities regulators and on SEDAR or EDGAR:

i.	each of the Disclosure Documents complied in all material respects with the requirements of the Applicable Securities Laws; and

ii.	none of the Disclosure Documents contained any Misrepresentations;

(h)	the financial statements of the Company contained in the Disclosure Documents:

i.	comply as to form in all material respects with the published rules and regulations under the Applicable Securities Laws;

ii.	were reported in accordance with International Financial Reporting Standards applied on a basis consistent with that of the preceding periods; and

iii.	present fairly the consolidated financial position of the Company and its subsidiaries, if any, as of the respective dates thereof and the consolidated results of operations of the Company and its subsidiaries, if any, for the periods covered thereby; and

(i)	there is no “material fact” or “material change” (as those terms are defined in Applicable Securities Laws) in the affairs of the Company that has not been generally disclosed to the public.

For the purposes of this Article 5, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made.

5.2 The Company agrees that the representations, warranties and covenants of the Company herein will be true and correct as of the Effective Date and shall survive all terms of this Agreement.

5.3 The Company makes the above representations, warranties and covenants understanding that the Consultant believes them to be true and knowing that the Consultant relies on their veracity, such reliance, if to the Consultant’s detriment, shall constitute a cause of action in law or equity by the Consultant against the Company, the entitlement to which the Consultant reserves.

Article 6
CONFIDENTIALITY

6.1  Confidential Information

For the purposes of this Article 6, “Confidential Information” means information, whether or not created by the Consultant, that relates to the business or affairs of the Company or its affiliates, clients or suppliers, and is confidential or proprietary to, about or created by the Company or its affiliates, clients, or suppliers, including:

(a)	information relating to the Company’s business and operations, including strategies, research, communications, business plans and financial data of the Company;

(b)	any information of the Company which is not readily publicly available;

(c)	work product resulting from work or projects performed for the Company or its affiliates;

(d)	all information that becomes known to the Consultant as a result of this Agreement or the Services performed hereunder that the Consultant, acting reasonably, believes is Confidential Information; and

(e)	all information that:

i.	is used or may be used in business or for any commercial advantage;

ii.	derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use;

iii.	is the subject of reasonable efforts to prevent it from becoming generally known; and

iv.	the disclosure of which would result in harm to the Company or improper benefit to the Consultant or other persons,

provided that Confidential Information does not include any of the following:

(f)	the general skills and experience gained by the Consultant through the provision of the Services that the Consultant could reasonably have been expected to acquire through similar retainers or engagements with other individuals or entities;

(g)	information publicly known without breach of this Agreement or similar agreements; or

(h)	information, the disclosure of which by the Consultant is required to be made by any law, regulation, governmental authority or legal process of discovery (to the extent of the requirement).

6.2  Confidentiality

The Consultant agrees that at all material times:

(a)	the Consultant will not disclose Confidential Information to any person other than as necessary in carrying out the Services, or as may be required by applicable law or legal process of discovery, in which case the Consultant will obtain the Company’s prior written consent;

(b)	the Consultant will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information disclosed by the Company to the Consultant; and

(c)	the Consultant will cause each of the Consultant’s employees and representatives to comply with the confidentiality obligations provided herein.

Article 7

INFORMATION

7.1  Information.

(a)	The Company hereby undertakes and agrees to provide the Consultant with (a) all information, documentation, reports and assistance which the Consultant may require from time to time in order to adequately perform its obligations under this Agreement, and (b) access to the Company’s senior management, facilities, employees, auditors, legal counsel and consultants which is reasonably necessary and sufficient to allow the Consultant to perform its services hereunder. The Company hereby further undertakes and agrees to deliver to the Consultant copies of any and all information released to the public and/or filed with any regulatory body contemporaneously with such release and/or filing.

(b)	The Company represents and warrants to the Consultant that all information and documentation provided by the Company in connection with the matters hereunder will be true and correct in all material respects and will not contain an untrue statement of a material fact or omit to state a material fact that would be material to a financial advisor performing the services contemplated herein.

(c)	The Company will keep the Consultant fully informed of all material changes concerning the Company during the Term and advise the Consultant of any circumstances or developments which might be relevant to the performance of its services under this Agreement. Unless so advised otherwise, the Consultant will be entitled to assume that there has been no material change in such information and will be entitled to rely thereon.

(d)	In carrying out its responsibilities hereunder, the Consultant will necessarily rely on information prepared or provided by the Company and other sources believed by the Consultant to be reliable and will apply reasonable standards of diligence to any work performed hereunder in the nature of an assessment or review of the data or other information. However, the Consultant will be entitled to rely and assumes no obligation to verify the accuracy or completeness of such information and under no circumstances will the Consultant be liable to the Company or the Company’s security holders for any damages arising out of the inaccuracy or incompleteness of any such information.

(e)	Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Consultant any rights in or to the Company’s confidential information, except the limited right to use the confidential information in connection with the Services.

Article 8
NON-CIRCUMVENTION

The Consultant is providing the Company with proprietary services in order to introduce the Company to potential investors or counterparties, and the Company agrees that:

(f)	the Company will not make contact with, deal with or otherwise become involved with any investor introduced to it by the Consultant in any manner which defeats or circumvents the rights of the Consultant to receive the agreed fees payable hereunder; and

(g)	without limiting any other provision hereof, notwithstanding any fees or compensation that the Company may have paid to third parties or efforts that the Company may have expended itself, if at any time from the date of this Agreement until 12 months after the termination of this Agreement, the Company enters into a transaction with an investor that was introduced to the Company by the Consultant (and that was not previously known to the Company), the applicable fees set out in Section 2.1 hereof will be payable in respect of such transaction.

Article 9
INDEMNIFICATION

9.1  Indemnification by the Company

The Company hereby agrees to indemnify and hold the Consultant and its affiliates, and each of their directors, officers, employees and agents (hereinafter referred to as the “Consultant Personnel”) harmless from and against any and all losses or damages that may be incurred in relation to, or as a result of, any claim, action, or investigation, whether actual or threatened, that arise(s) directly or indirectly in connection with the matters referred to in this Agreement (collectively the “Consultant Losses”). The indemnity obligations of the Company shall extend upon the same terms and conditions to the Consultant Personnel and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Consultant and any of the Consultant Personnel. The foregoing indemnity shall survive the termination of this Agreement. The foregoing indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment, that has become non-appealable or non-reviewable, has determined the Consultant Losses, to which the Consultant or any of the Consultant Personnel may be subject, were caused entirely by the negligence or willful misconduct of the Consultant or that of any of the Consultant Personnel.

Article 10
MISCELLANEOUS

10.1  Waiver and Consents

No consent, approval or waiver, express or implied, by either Party, to or of any breach or default by the other Party in the performance by the other Party of its obligations hereunder, will be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party under this Agreement. Any failure by a Party to declare the other Party in default of this Agreement, irrespective of how long such failure continues, will not constitute a general waiver by such Party of its rights under this Agreement. The granting of any consent or approval in any one instance by or on behalf of either Party will not be construed to waiver or limit the need for such consent in any other or subsequent instance.

10.2  Governing Law

This Agreement, and all matters arising hereunder, will be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia, regardless of the conflicts of laws provisions of any jurisdiction.

10.3  Currency

All monetary amounts referred to in this Agreement refer to the lawful currency of Canada.

10.4  Enurement

This Agreement will enure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns.

10.5  Assignment

This Agreement may not be assigned by either Party except with the written consent of the other Party. The Consultant hereby agrees that it shall not effect or permit any transfer of ownership or option of any of its securities (so as to indirectly transfer the benefit of a Consultant Option), as long as such Consultant Option remains outstanding.

10.6  Entire Agreement and Amendment

This Agreement constitutes the entire agreement between the Parties with respect to its subject matter, and supersedes any prior understandings, undertakings and agreements between the Parties, whether verbal or written, with respect to its subject matter. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express implied or statutory between the Parties other than as expressly set forth in this Agreement. To be effective, any modification or amendment of this Agreement must be in writing and signed by each of the Parties.

10.7  Headings

The headings of the articles of this Agreement are inserted for convenience of reference only and will not, in any manner, affect the construction or meaning of anything herein contained or govern the rights or liabilities of the Parties.

10.8  Notices

Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by registered mail, the notice to the following address:

If to the Company:

Lannister Mining Corp.

Address: 1055 West Georgia Street, Suite #1500, Vancouver, British Columbia, V6E 4N7, Canada

Email: jim@lannistermining.com

Phone; +1 778 788 2745

If to the Consultant:

Name:

Address:

Email:

Phone:

(or to such other address as either Party may specify by notice in writing to the other Party).

Any notice delivered or sent by courier or hand delivery will be deemed conclusively to have been effectively received on the day the notice was delivered or, if such day is not a business day, then on the next business day following any such day.

Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively received on the third business day after posting, but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively received until actually delivered, based on tracking records. Any notice mailed without registration shall be deemed to have been received on the fifth business day following the date of mailing.

Any notice delivered or sent by e-mail transmission or other means of electronic communication, capable of producing a printed copy, on a business day will be deemed conclusively to have been effectively received on the day the notice was delivered, or the transmission was sent successfully if transmitted before 4:00 pm (Pacific time), failing which it will be deemed to have been received on the following business day.

In this Agreement, a “business day” means a day other than Saturday, Sunday or a statutory holiday in the recipient’s jurisdiction.

10.9  Time of the Essence

Time is of the essence to this Agreement.

10.10  Further Assurances

The Parties agree from time to time after the execution hereof to make, do or execute, or cause or permit to be made, done or executed, all such further and other acts, deeds, things and assurances as may be required to carry out the true intention of, and to give full force and effect to this Agreement.

10.11  Counterparts

This Agreement may be executed in several counterparts deliverable by electronic transmission, each of which will be deemed to be an original, and all of which will, together, constitute one and the same instrument.

10.12  Severability

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

10.13  Independent Legal Advice

Each of the Parties acknowledges and agrees that:

(a)	the Consultant's counsel has acted as counsel only for the Consultant and the Company confirms that it has been advised to seek, and has sought or has otherwise waived independent legal advice with respect to this Agreement and the documents delivered pursuant thereto and that the Consultant's counsel is not protecting the rights and interests of the Company; and

(b)	to the extent that the Company declines to receive independent legal counsel in respect of this Agreement, the Company hereby waives the right, to rely on its lack of independent legal counsel to avoid its obligations, to seek indulgences from the Consultant, or to otherwise attack, in whole or in part, the integrity of this Agreement and the documents related to it. This Agreement shall not be construed against any Party by reason of the drafting or preparation thereof.

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IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto on the day and year first above written.

LANNISTER MINING CORP.

Per:
Authorized Signatory

CONSULTANT

Per:
Authorized Signatory